EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of May 13, 2008 between JAMES BRACE ("Employee") and WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation ("Company").

WHEREAS, the parties desire to enter into this Agreement in order to set forth the terms of Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

1.      Employment and Duties. The Company hereby employs Employee as its Chief Financial Officer ("CFO").  Employee shall report to Anthony Spier, the Chief Executive Officer of the Company, and from time to time to the board of directors of the Company (“Board of Directors”).

2.      Performance. Employee agrees to actively devote all of his time and effort during normal business hours to the performance of his duties hereunder and to use his best efforts and endeavors to promote the interests and welfare of the Company at all times.

3.      Term. Employee shall be an employee-at will.

4.      Compensation. For all services rendered by Employee, Company agrees to pay Employee a salary and such additional compensation as the Board of Directors shall from time to time determine.

5.      Expenses. The Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties under this Agreement, including expenses for entertainment, travel and similar items consistent with its then-current practices.

6.      Vacation and Benefits. During the period of his employment under this Agreement, Employee shall be entitled to four weeks' annual vacation, insurance, and other employment benefits customarily provided by the Company, including increased or changed benefits as are from time to time provided Company's employees generally, or for any group or class of employees of which Employee shall be a member.

7.      Termination.

a.      The Company may terminate Employee's employment hereunder at any time, either for "cause," for any other reason or for no reason whatsoever.  As used herein, "cause" means (i) any breach by Employee of any provision of this Agreement or any violation of any statutory or common law fiduciary duty to the Company, (ii) gross neglect by Employee of his duties hereunder, (iii) any act of Employee constituting a felony under the laws of the State of Illinois or federal law or resulting or intending to result in improper personal gain or enrichment at the expense of the Company, (iv) fraud, dishonesty or misconduct in the performance of Employee's duties, or (v) conduct by Employee which is detrimental to the Company and which continues after the Company has specifically requested that such conduct be discontinued.

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b.      If the Company shall terminate Employee’s employment for “cause” under paragraph 7(a), the Company shall pay Employee his full base salary through the date of termination at the rate in effect at the time written notice of termination is given Employee by the Company, and no other amounts shall be due and payable by the Company to Employee subsequent to the date of termination.  If the Company shall terminate Employee’s employment for any reason other than for “cause” then (i) the Company shall pay Employee his full base salary through the date of termination at the rate in effect at the time written notice of termination is given Employee by the Company and (ii) in lieu of any further compensation payments to Employee for periods subsequent to the date of termination, the Company shall (A) pay to Employee for a period of twelve months from the date of termination (payable in accordance with the Company’s then-current payroll practices) his base salary at the rate in effect at the time written notice of termination is given Employee by the Company (without bonus compensation) and (B) provide to Employee for a period of twelve months from the date of termination his standard benefits pursuant to paragraph 6.

c.       Employee may terminate his employment hereunder for any reason, including in the event of a change in control of the Company.  For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Employee or any other person currently the beneficial owner of 10% or more of the outstanding common shares of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period).

d.      If Employee shall terminate his employment in the event of a change in control of the Company under paragraph 7(c), then (i) the Company shall pay Employee his full base salary through the date of termination at the rate in effect at the time written notice of termination is given the Company by Employee; and (ii) if Employee terminates his employment within five days of such change in control and does not, within five days of such termination, enter into a new employment agreement with the Company or its successor, as the case may be, with a term of one year or more, then, in lieu of any further compensation payments to Employee for periods subsequent to the date of termination, the Company shall (A) pay to Employee for a period of twelve months from the date of termination (payable in accordance with the Company’s then-current payroll practices) his base salary at the rate in effect at the time written notice of termination is given the Company by Employee (without bonus compensation) and (B) provide to Employee for a period of twelve months from the date of termination his standard benefits pursuant to paragraph 6.  If Employee shall terminate his employment for any reason other than a change in control of the Company, the Company shall pay Employee his full base salary through the date of termination at the rate in effect at the time written notice of termination is given the Company by Employee, and no other amounts shall be due and payable by the Company to Employee subsequent to the date of termination.

e.      For the avoidance of doubt, upon the termination of Employee’s employment for any reason or for no reason whatsoever, any unvested common stock or other rights to equity of the

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Company granted to Employee pursuant to the Company’s Executive Stock Award Plan (or any other Company plan) and any Restricted Stock Agreement (or other grant agreement) entered into thereunder (collectively, the “Unvested Stock”) shall be deemed forfeited by Employee, and Employee shall have no further rights to or interests in any such Unvested Stock subsequent to the date of termination.

8.      Restrictions.

a.      Employee agrees that he will not, during the term of his employment with the Company or for a period of one year after the termination of his employment for any reason or no reason whatsoever, directly or indirectly, (i) divulge, publish, disclose or otherwise reveal any trade secrets, or other information acquired by or disclosed to him about the Company, its customers or its vendors during his employment by the Company, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of the Company, or (ii) engage in any activity which is or will be detrimental or contrary to the best interests of the Company.

b.      Employee also agrees that, upon termination of his employment for any reason or for no reason whatsoever, he will forthwith return to the Company all books, lists, and other documents and data and all other property belonging to the Company or relating to its business.

c.      Employee acknowledges that he has learned and will, during his continued employment by the Company, learn certain financial information, technical information and other trade secrets of the Company and that disclosure of such information to competitors of the Company would be detrimental to the Company.  Employee agrees that during the term hereof and for a period of one year after the termination of his employment for any reason or for no reason whatsoever, he will not, directly or indirectly, be in any manner engaged in, connected with (as a shareholder, employee or otherwise) or employed by any person, firm or corporation which is engaged in a business competitive with the Company or a successor or affiliate thereof, anywhere in the world, provided, however, that this subparagraph shall not be deemed to limit Employee's right to own less than 1% of the common stock of a publicly-held corporation whose shares are traded on a recognized stock exchange or over-the counter.

d.      In the event of a breach, violation or attempted breach or violation by Employee of any of the provisions of this Section 8, the Company shall be entitled to an injunction or restraining order immediately upon the commencement of any suit therefore by the Company and without notice.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for any such breach or violation for the recovery of damages, including punitive damages by reason thereof.

9.           Waiver of Breach. Failure of the Company to take action with respect to any breach or violation of any provision of this Agreement by Employee, whether or not the Company had knowledge thereof, shall not operate as a waiver of any subsequent breach or violation by Employee.

10.           Disability or Death of Employee. In the event Employee shall become unable to perform his duties hereunder by reason of illness or incapacity for a period of six (6) consecutive months, and such period commences before the Company has given any notice of termination under Section 7 of this Agreement, Employee shall be paid, in lieu of all other compensation payable hereunder, 100% of his salary during such six (6) months and 60% of his salary during the ensuing six (6) months.

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Notwithstanding the foregoing, Employee will be included under any long-term disability plan maintained by the Company for its employees generally.  In addition, during Employee's employment by the Company and without limiting the provisions of Section 6 of this Agreement, the Company will provide an aggregate of $500,000 of term life insurance to Employee.  In the event of Employee’s death, Employee’s employment shall terminate immediately, and the Company shall pay to Employee’s legal representative Employee’s then–current base salary through the date of termination, and no other amounts shall be due and payable by the Company to Employee or his representatives subsequent to the date of termination.

11.           Section 280G of the Code.  Notwithstanding anything else herein, if any payment or benefit, within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to Employee or for Employee’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Employee’s employment with the Company or a change in control of the Company or of a substantial portion of its assets, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the amounts and benefits provided under this Agreement or otherwise that are subject to Section 280G of the Code as a result of such transaction will be automatically reduced to an amount that equals the product of 2.99 multiplied by Employee’s “base amount” (as determined in accordance with Sections 280G and 4999 of the Code by the Company’s certified public accountants, unless the Company and Employee mutually agree to the appointment of an independent certified public accounting firm (the “Accounting Firm”)), such that Employee will not be subject to the Excise Tax (the “Payment Reduction”).  Unless Employee otherwise elects, the Payment Reduction shall first be applied to any severance payments payable to Employee pursuant to Section 7 of this Agreement.  Notwithstanding the foregoing, the Payment Reduction shall not apply if the Accounting Firm determines that, on an after-tax basis, Employee would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any payments than the amount of compensation retained following the Payment Reduction as required hereby.

12.           Section 409A of the Code.  It is intended that any amounts payable under this Agreement will comply with Section 409A of the Code and the regulations relating thereto so as not to subject Employee to the payment of interest, tax, and penalties which may be imposed under Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, if upon the employment termination date, Employee is a “specified employee” as defined in Section 409A of the Code, as determined by the Company, any amounts paid as severance pursuant to Section 7 of this Agreement in excess of the amount permitted to be paid under Treasury Regulation Section 1.409A-1(b)(9)(iii) shall be delayed until the date that is six (6) months following Employee’s separation from service with the Company, and the Company will make all applicable payments that have accrued during such six (6) month period in a lump sum to Employee following the expiration of such period.  For purposes of Section 409A of the Code, each payment under this Agreement shall be considered a separate payment.  In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on Employee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code other than for withholding obligations under Section 409A of the Code.

13.           Assignment. This Agreement is based upon the personal services of Employee, and the obligations of Employee hereunder shall not be assignable by Employee except as herein expressly provided.  The rights and obligations of the Company under this Agreement

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shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

14.           Entire Agreement. This instrument supersedes all prior understandings and agreements with respect to Employee's employment by the Company and contains the entire agreement of the parties and may be amended only in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15.           Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

[The signature page follows this page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WELLS-GARDNER ELECTRONICS CORPORATION

By: Anthony Spier, Chief Executive Officer

/s/ Anthony S. Spier

Employee: James Brace

/s/ James F. Brace